                        PURCHASE AGREEMENT

                          By and Between

                   NIAGARA LIMITED PARTNERSHIP,

                            as Seller

                               and

                            DeVRY INC.

                           as Purchaser


                     Dated as of July 1, 1999

                         TABLE OF CONTENTS


                                                             PAGE

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE I
          PURCHASE AND SALE. . . . . . . . . . . . . . . . . . .5
     1.1  Sale and Purchase. . . . . . . . . . . . . . . . . . .5
     1.2  Payment of Purchase Price. . . . . . . . . . . . . . .5

ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF SELLER . . . . .    6
     2.1  Due Formation  . . . . . . . . . . . . . . . . . . . .6
     2.2  Due Authorization. . . . . . . . . . . . . . . . . . .6
     2.3  Consents and Approvals; No Conflicts . . . . . . . . .6
     2.4  No Other Agreement . . . . . . . . . . . . . . . . . .7
     2.5  Real Property. . . . . . . . . . . . . . . . . . . . .7
     2.6  Lease. . . . . . . . . . . . . . . . . . . . . . . . .7
     2.7  Compliance with Law. . . . . . . . . . . . . . . . . .7
     2.8  Access/Utilities . . . . . . . . . . . . . . . . . . .8
     2.9  Utilities. . . . . . . . . . . . . . . . . . . . . . .8
     2.10 Absence of Liens or Assessments. . . . . . . . . . . .8
     2.11 No Unpaid Bills or Claims. . . . . . . . . . . . . . .8
     2.12 Contracts. . . . . . . . . . . . . . . . . . . . . . .8
     2.13 Certain Environmental Matters. . . . . . . . . . . . .8
     2.14 Litigation . . . . . . . . . . . . . . . . . . . . . .9
     2.15 Due Diligence Materials. . . . . . . . . . . . . . . .9
     2.16 Accuracy of Statements . . . . . . . . . . . . . . . .9

ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF PURCHASER           9
     3.1  Due Incorporation. . . . . . . . . . . . . . . . . . .9
     3.2  Corporate Authority. . . . . . . . . . . . . . . . . .9
     3.3  Consents . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE IV
          COVENANTS OF SELLER. .                               10
     4.1  Implementing Agreement . . . . . . . . . . . . . . . 10
     4.2  Access to Information. . . . . . . . . . . . . . . . 10
     4.3  Consents and Approvals . . . . . . . . . . . . . . . 10
     4.4  Preservation of Ownership of Property. . . . . . . . 10
     4.5  Maintenance of Insurance . . . . . . . . . . . . . . 11
     4.6  No Default; Affiliated Transactions. . . . . . . . . 11
     4.7  Compliance with Laws . . . . . . . . . . . . . . . . 11
     4.8  Operation of the Property. . . . . . . . . . . . . . 11
     4.9  Title Insurance and Surveys. . . . . . . . . . . . . 12
     4.10 Environmental Testing. . . . . . . . . . . . . . . . 12

ARTICLE V
          COVENANTS OF PURCHASER . . . . . . . . .             13
     5.1  Consents and Approvals . . . . . . . . . . . . . . . 13
     5.2  Confidentiality. . . . . . . . . . . . . . . . . . . 13

ARTICLE VI
          CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER     13
     6.1  Ownership of Real Property . . . . . . . . . . . . . 13
     6.2  Destruction or Condemnation of Real Property . . . . 13
     6.3  Warranties True as of Both Present Date and Closing
          Date                                                 14
     6.4  Compliance with Agreements and Covenants;
          Certificate                                          14
     6.5  Other Agreements . . . . . . . . . . . . . . . . . . 14
     6.6  Asset Purchase Agreement . . . . . . . . . . . . . . 14
     6.7  Actions or Proceedings . . . . . . . . . . . . . . . 14
     6.8  Due Diligence Review . . . . . . . . . . . . . . . . 14


ARTICLE VII
          CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER        15
     7.1  Warranties True as of Both Present Date and Closing
          Date                                                 15
     7.2  Compliance with Agreements and Covenants;
          Certificate                                          15
     7.3  Other Agreements . . . . . . . . . . . . . . . . . . 15
     7.4  Asset Purchase Agreement . . . . . . . . . . . . . . 15
     7.5  Actions or Proceedings . . . . . . . . . . . . . . . 15

ARTICLE VIII
          CLOSING . . . . . . . . . . . . .                    15
     8.1  Closing. . . . . . . . . . . . . . . . . . . . . . . 15
     8.2  Seller's Deliveries in Escrow. . . . . . . . . . . . 16
     8.3  Purchaser's Deliveries in Escrow . . . . . . . . . . 17
     8.4  Closing Statements/Escrow and Title Fees . . . . . . 17
     8.5  Sales, Transfer, and Documentary Taxes . . . . . . . 17
     8.6  Possession . . . . . . . . . . . . . . . . . . . . . 17
     8.7  Delivery of Books and Records. . . . . . . . . . . . 17
     8.8  Prorations . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE IX
          TERMINATION . . . . . . . . . . . .                  19
     9.1  Termination. . . . . . . . . . . . . . . . . . . . . 19

ARTICLE X
          SURVIVAL AND REMEDY:  INDEMNIFICATION                19
     10.1 Survival . . . . . . . . . . . . . . . . . . . . . . 19
     10.2 Indemnification by Seller. . . . . . . . . . . . . . 19
     10.3 Indemnification by Purchaser . . . . . . . . . . . . 20
     10.4 Claims . . . . . . . . . . . . . . . . . . . . . . . 20
     10.5 Notice of Third Party Claims; Assumption of Defense. 20
     10.6 Settlement or Compromise . . . . . . . . . . . . . . 21
     10.7 Failure of Indemnifying Person to Act. . . . . . . . 21
     10.8 Limits of Obligation of Seller to Indemnify. . . . . 21
     10.9 Payment of Indemnification Claims. . . . . . . . . . 22

ARTICLE XI
          MISCELLANEOUS. . . . .                               22
     11.1 Amendment and Modification . . . . . . . . . . . . . 22
     11.2 Knowledge. . . . . . . . . . . . . . . . . . . . . . 22
     11.3 Further Assurances . . . . . . . . . . . . . . . . . 22
     11.4 Third Party Claims . . . . . . . . . . . . . . . . . 22
     11.5 Waiver of Compliance . . . . . . . . . . . . . . . . 22
     11.6 Expenses . . . . . . . . . . . . . . . . . . . . . . 22
     11.7 Interest . . . . . . . . . . . . . . . . . . . . . . 23
     11.8 Notices. . . . . . . . . . . . . . . . . . . . . . . 23
     11.9 Public Statements. . . . . . . . . . . . . . . . . . 24
     11.10     Confidentiality . . . . . . . . . . . . . . . . 24

     11.11     Assignment. . . . . . . . . . . . . . . . . . . 24
     11.12     Governing Law . . . . . . . . . . . . . . . . . 24
     11.13     Counterparts. . . . . . . . . . . . . . . . . . 24
     11.14     Entire Agreement. . . . . . . . . . . . . . . . 24
     11.15     Severability. . . . . . . . . . . . . . . . . . 24
     11.16     No Third Party Beneficiaries. . . . . . . . . . 24
     11.17     Effect of Investigation . . . . . . . . . . . . 25
     11.18     Payments in Dollars . . . . . . . . . . . . . . 25
     11.19     Remedies Cumulative . . . . . . . . . . . . . . 25
     11.20     Jurisdiction of Disputes. . . . . . . . . . . . 25
     11.21     Colorado Disclosure . . . . . . . . . . . . . . 25

                         PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT, dated as of the 1st day of July, 1999, is by and among DeVRY INC., a Delaware corporation (the
"Purchaser") and NIAGARA LIMITED PARTNERSHIP, a Colorado limited partnership (the "Seller").

     WHEREAS, pursuant to the Asset Purchase Agreement, dated as of the date hereof (the "Asset Purchase Agreement"), by and among Purchaser, Educational Development Corporation, a Colorado corporation ("EDC"), and the stockholders of EDC listed on the signature page thereof, Purchaser is purchasing all of the assets of EDC used in the Business (as defined below);

     WHEREAS, EDC operates a post-secondary education institution, Denver Technical College ("DTC"), with campuses in Denver and Colorado Springs, Colorado, offering undergraduate and graduate degree programs in the electronics, computer technology, business and medical technology fields (the "Business");

     WHEREAS, Seller is the sole owner of all right, title and interest in (i) the real property on which the Denver, Colorado campus of DTC is located at 925 South Niagara Street, Denver, Colorado, and the buildings, facilities, installations, fixtures and other structures or improvements thereon and (ii) the real property on which an additional paved parking lot is located at 888 South Niagara Street, Denver, Colorado (as further described and defined in Section 1.1 below);

     WHEREAS, in connection with the closing of the transactions contemplated by the Asset Purchase Agreement, Purchaser or an Affiliate of Purchaser (as designated by Purchaser) desires to acquire from Seller, and Seller desires to transfer to Purchaser or an Affiliate of Purchaser, all of Seller's right, title and interest in and to the Property (as defined in Section 1.1 below).

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and warranties herein contained, Purchaser and Seller agree as follows:

                           DEFINITIONS

     The following terms shall have the meanings set forth herein for the purposes of the transactions described in this Agreement:

     "Affiliate"shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date hereof.

     "Agreement" shall mean this Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

     "Asset Purchase Agreement" shall have the meaning assigned to it in the Recitals.

     "Assignment" shall have the meaning assigned to it in Section 8.2(b).

     "Building" shall have the meaning assigned to it in Section 1.1(a).

     "Business Day" shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Chicago, Illinois generally be closed for business.

     "CCRs" shall have the meaning assigned to it in Section 8.2(g).

     "Closing" shall mean the consummation of the transactions contemplated herein in accordance with Article VIII hereof.

     "Closing Date" shall mean the date on which the Closing occurs or is to occur.

     "Commitment" shall have the meaning assigned to it in Section 4.9.

     "Contract" shall mean any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

     "Deed" shall have the meaning assigned to it in Section 8.2(a).

     "EDC" shall have the meaning assigned to it in the Recitals.

     "Encumbrance" shall mean any lien, security interest, claim, mortgage, trust deed, easement, lease, sublease, claim, right of way, covenant, charge, condition or restriction (whether on sale, transfer or disposition or otherwise) whether imposed by agreement, law or otherwise, whether of record or otherwise.

     "Environmental Law" means any law, statute, regulation, rule, order, consent decree, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning discharges, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes (including medical wastes), substances or materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous or toxic wastes (including medical wastes), substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended
("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, any other so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, or any other similar federal, state or local statutes.

     "Environmental Permit" means any permit required by or pursuant to any applicable Environmental Law.

     "Escrow Agent" means Attorneys Title Guaranty Fund, Inc.

     "Governmental Agency" shall mean any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Substances" means any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.

     "Indemnified Person" shall have the meaning assigned to it in Section
10.4.

     "Indemnifying Person" shall have the meaning assigned to it in Section
10.4.

     "Improvements" shall have the meaning assigned to it in Section
1.1(c).

     "Intangible Property" shall have the meaning assigned to it in Section 1.1(d).

     "knowledge" shall have the meaning assigned to it in Section 11.2.

     "Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Agency.

     "Lease" shall mean the Lease Agreement, dated April 6, 1989, between Seller and EDC with respect to the Real Property, as amended, modified and extended, from time to time.

     "Lien" means any mortgage, lien (except for any lien for general real estate taxes not yet due and payable), charge, restriction, pledge, security interest, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

     "Loss" or "Losses" means any and all liabilities, losses, costs, claims, damages (excluding consequential damages), penalties and expenses
(including attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

     "Material Adverse Effect" shall mean (or circumstance involving a prospective effect) on the condition (financial or otherwise) of the Property which is materially adverse. For purposes hereof, any effect (or circumstance involving a prospective effect) involving a Loss of $20,000 or more, in the aggregate, shall be deemed to have a Material Adverse Effect.

     "Owner's Title Policy" shall have the meaning assigned to it in Section
6.1.

     "Permits" shall mean all of the licenses, permits, variances, interim permits, permit applications, approvals or other authorizations under any law, statute, rule, regulation, order or ordinance applicable to the Property or otherwise required by any Governmental Agency in connection with the operation of the Property.

     "Permitted Exceptions" shall mean (i) general real estate taxes not yet due and payable and (ii) such other matters as are acceptable to Purchaser.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Agency or other entity, of whatever nature.

     "Personal Property" shall have the meaning assigned to it in Section
1.1(b).

     "Prime Rate" shall mean the daily prime rate of interest as published from time to time in The Wall Street Journal as being the base rate on corporate loans posted by at least 75% of the nation's thirty (30) largest banks.

     "Property" shall have the meaning assigned to it in Section 1.1.

     "Purchase Price" shall have the meaning assigned to it in Section 1.2.

     "Purchaser Indemnified Party" shall have the meaning assigned to it in Section 10.2.

     "Real Property" shall have the meaning assigned to it in Section 1.1(a).

     "Seller Indemnified Parties" shall have the meaning assigned to it in
Section 10.3.

     "Title Company" means Attorneys Title Guaranty Fund, Inc.

     "Unpermitted Exceptions" shall have the meaning assigned to it in
Section 4.9(b).

     "Waste or Contamination Site" shall mean any site or location, wherever located (including, but not limited to, any well, pit, pond, lagoon, impoundment, ditch, trench, drain, landfill, warehouse or waste storage container), where any Hazardous Substances used at or generated by the Partnership shall have been deposited, stored, treated, reclaimed, disposed of, placed or otherwise come to be located.

                            ARTICLE I

                        PURCHASE AND SALE

     1.1 Sale and Purchase. Subject to the terms and conditions set forth in this Agreement, at the Closing Seller shall sell, assign, transfer, convey and deliver to Purchaser or an Affiliate of Purchaser (as designated by Purchaser), and Purchaser or such Affiliate of Purchaser shall accept, acquire and take assignment and delivery of the following property (collectively the "Property"):

          (a) The land described in Exhibit A attached hereto, containing approximately [__] acres, and all improvements and fixtures (other than trade fixtures owned by tenants pursuant to the Lease) located thereon (the "Real Property"), including but not limited to (i) a six-story office building located on such land (the "Building"), commonly known as 925 South
Niagara Street, Denver, Colorado and (ii) the paved parking lot located on such land, commonly known as 888 South Niagara (collectively, "Improvements"); all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property; and all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property.

          (b) All right, title and interest of Seller in and to all tangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property including without limitation: equipment; machinery; furniture; art work; furnishings; office equipment and supplies; and, whether stored on or offsite, all tools, supplies, and construction and finish materials not incorporated in the Improvements and held for repairs and replacements (the "Personal Property"). The term "Personal Property" also shall include any and all deposits, bonds or other security deposited or delivered by Seller with or to any and all governmental bodies, utility companies or other third parties in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property.

          (c) All, right, title and interest of Seller in and to all intangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, including without limitation: all trade names and trade marks associated with the Real Property; the plans and specifications for the Improvements; warranties; indemnities; claims against third parties; claims against tenants for tenant improvement reimbursements; all contract rights related to the construction, operation, ownership or management of the Real Property that are expressly assumed by Purchaser pursuant to this Agreement; applications, permits, approvals and licenses (to the extent assignable); insurance proceeds and condemnation awards or claims thereto to be assigned to Purchaser hereunder; and all books and records relating to the Property (the "Intangible Property").

     1.2 Payment of Purchase Price. Subject to the terms and conditions hereof and as set forth in Section 8.3(a), at the Closing, Purchaser shall deliver in escrow to the Escrow Agent, by wire transfer to the bank account designated pursuant to wiring instructions from the Escrow Agent delivered at least 48 hours prior to the Closing Date, an aggregate Purchase Price of $3,750,000 (the "Purchase Price"), plus or minus prorations.

                            ARTICLE II

                  REPRESENTATIONS AND WARRANTIES
                            OF SELLER

     The Seller represents and warrants to Purchaser as follows, subject to the modifications to such representations and variations set forth in the schedules referred to in this Article II:

     2.1 Due Formation. The Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the state of Colorado, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     2.2 Due Authorization. Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly approved by Seller. No other actions or proceedings on the part of Seller are necessary to authorize the execution, delivery and performance by Seller of this Agreement or the transactions contemplated hereby. The Seller has duly and validly executed and delivered this Agreement. This Agreement constitutes legal, valid and binding obligations of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies and by principles of equity.

     2.3  Consents and Approvals; No Conflicts.

          (a) No consent, authorization or approval of, filing or registration with, waiver of any right of first refusal or first offer from, or cooperation from, any Governmental Agency or any other party not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

          (b) The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (i) violate any Law applicable to Seller, its business or the Property; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the Property under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract or agreement to which Seller is a party or by which Seller or the Property is bound; or (iii) violate or conflict with any provision of the partnership agreement of Seller.

     2.4 No Other Agreement. No person, firm or corporation or other entity has any right or option to acquire the Property, or any part thereof, from Seller.

     2.5 Real Property. The Building, Improvements and all other facilities, installations, fixtures and other structures included as part of the Real Property have been reasonably well maintained (in accordance with sound industry practices) and are in reasonably good operating condition and repair, free from defects other than such minor defects as do not interfere with the continued use thereof in the conduct of normal operations. The activities carried on in Building and Improvements and the Buildings and Improvements themselves, are not in violation of or in conflict with any applicable zoning, building, subdivision, environmental or health regulation or ordinance or any other similar law, statute, regulation or ordinance. The Real Property does not rely on or regularly make use of access to the nearest public road or right-of-way over land owned by others, except where such access is by means of one or more valid, recorded easements not subject to divestiture, the terms of which have been disclosed to Purchaser prior to the date hereof. All covenants or other restrictions (if any) to which the Real Property is subject are being properly performed and observed and Seller has not received any notice of violation (or claimed violation) thereof. The Seller has delivered to Purchaser true, correct and complete copies of the Lease and all reports of any engineers, environmental consultants or other consultants in its possession relating to the Real Property. There is no pending, or, to the knowledge of Seller, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or otherwise to take or restrict in any way the right to use, develop or alter, the Real Property.

     2.6 Lease. The Lease constitutes the only lease or occupancy agreement affecting the Real Property.

     2.7 Compliance with Law. The Seller has not received any written notice of any lack of compliance with applicable setback requirements and other applicable laws, statutes, ordinances, codes, covenants, conditions or restrictions of any kind or nature affecting the Real Property, including zoning, building, health, fire, safety or similar laws and ordinances, orders or regulations, or the certificate or certificates of occupancy issued or to be issued for the Real Property, nor does Seller have knowledge of any such lack of compliance. The Seller has an arrangement, or, prior to the Closing

Date will have entered into an arrangement, with the proper authorities regarding improvements to the Building required to bring it into compliance with all applicable fire codes prior to January 2, 2003. Until such time and except as provided in the next sentence, the non-compliance of the Building with the applicable fire codes will not cause Purchaser to incur any liabilities, costs, expenses or assessments as a condition to the use or enjoyment of the Property, whether arising prior to or after the Closing Date. The total cost of all improvements necessary to bring the Building into compliance with all applicable fire codes will not exceed $50,000.

     2.8 Access/Utilities. Seller has no knowledge of any proposed termination or reduction of the current access from the Real Property to existing thoroughfares, other than those matters shown on the Commitment.

     2.9 Utilities. The Seller has no knowledge and has not received any notice of any proposed reductions or changes to the utilities (including but not limited to, water, storm and sanitary sewers, gas, electricity and telephone facilities) currently serving the Real Property. Seller has no knowledge of any contingent liabilities, costs, expenses, or outstanding assessments, including, without limitation, "tap-in fees", which may be incurred by Purchaser as a condition to the use or enjoyment of such utilities except for normal fees and expenses, including deposits, which may become payable in connection with the transfer of utility services to Purchaser.

     2.10 Absence of Liens or Assessments. Seller has not received any written notice of any pending improvements, liens or special assessments to be made against the Real Property by any governmental authority except for any matter set forth in the Commitment. Seller has not and to the knowledge of Seller no prior owner has, applied for or been granted an agricultural tax exemption so that the Real Property would be subject to any "roll back" taxes.

     2.11 No Unpaid Bills or Claims. As of the Closing Date there will be no unpaid bills or claims in connection with the construction of or any repairs to the Property by or on behalf of Seller.

     2.12 Contracts. As of the Closing Date, neither Seller nor the Property will be obligated under any employment, maintenance, management or service contract pertaining to the Property which cannot be canceled or terminated upon written notice of thirty (30) days or less.

     2.13 Certain Environmental Matters.  Except as disclosed on
Schedule 2.13: (a) neither the business or operation of Seller nor the Real Property as currently used violates any applicable Environmental Law in effect as of the date hereof and no condition or event has occurred which, with notice or the passage of time or both, would constitute a violation of any such law; (b) except as set forth on Schedule 2.13, the Real Property is not and has not been a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal, or transportation to or from of any Hazardous Substances; (c) none of Seller or any of its partners has received any notice from any Governmental Agency or private entity advising it that the Real Property or the operation of Seller's or EDC's business is in violation of any Environmental Law or any applicable Environmental Permit or that any of them is responsible (or potentially responsible) for the cleanup of any Hazardous Substances at, on or beneath the Real Property or at, on or beneath any land adjacent thereto or in connection with any Waste or Contamination Site; (d) neither the Real
Property nor the operation thereof is the subject of Federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of Environmental Laws; (e) Seller has not buried, dumped, disposed, spilled, discharged, emitted or released any Hazardous Substances from, on, beneath or about the Real
Property or any property adjacent thereto; and (f) no by-products of any manufacturing process or operation of the Real Property which may constitute Hazardous Substances are currently stored or otherwise located at the Real Property. The Seller has timely filed all reports required to be filed with respect to the Real Property and the operation of its or (EDC's) business, and has generated and maintained all required data, documentation and records, under any applicable Environmental Laws with respect thereto.

     2.14 Litigation. There are no actions, suits, labor disputes or other litigation, proceedings or governmental investigations pending or, to the knowledge of Seller, threatened against or affecting Seller's ownership of the Property, or relating to the transactions contemplated by this Agreement. Seller is not subject to any order, judgment, decree, stipulation, or consent of or with any court, governmental body or agency which has, or may have, an adverse effect on the financial condition or the results of operations of the Property.

     2.15 Due Diligence Materials. Except as set forth on Schedule 2.15, Seller has provided or caused to be provided to Purchaser or its representatives all documents of the character and type described in the Due Diligence Requests of Purchaser, and there are no documents in the possession of Seller or any of its partners, agents or representatives of a character or type described in such request which have not been so provided to Purchaser.

     2.16 Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Seller to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement or any of the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.


                           ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser represents and warrants to Seller as follows:

     3.1 Due Incorporation. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now owned, leased or operated. The Purchaser is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses transacted by it require such licensing or qualification.

     3.2 Corporate Authority. The Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly approved by the board of directors of Purchaser, and no other actions or proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement or the transactions contemplated hereby. The Purchaser has duly and validly executed and delivered this Agreement. This Agreement constitutes legal, valid and binding obligations of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect enforcement of creditors' rights generally, by legal and equitable limitations on the availability of specific remedies, and by principles of equity.

     3.3 Consents. Neither the execution or delivery of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby or compliance by Purchaser with or fulfillment by Purchaser of the terms and provisions hereof, requires any consent, approval or authorization of, or declaration, filing or registration with, or permit, license or order from, any Governmental Agency, or any other person or entity.


                            ARTICLE IV

                       COVENANTS OF SELLER

     Seller agrees that from the date hereof to the Closing Date:

     4.1 Implementing Agreement. Seller will take all action required of it to fulfill Seller's obligations under the terms of this Agreement and the transactions contemplated hereby.

     4.2  Access to Information.  Seller shall give Purchaser and
Purchaser's representatives full access during normal business hours, without unreasonable interference with business operations, to all of the facilities, properties, books, contracts, commitments and records of the Real Property and shall make its officers and employees available to Purchaser as Purchaser shall from time to time reasonably request. In addition, upon notice to Seller, Seller shall allow Purchaser and its representatives access to the Partnership's facilities to perform such environmental tests as Purchaser may determine. The Purchaser shall bear its own expenses in connection with this Section 4.2.

     4.3 Consents and Approvals. Seller shall use all commercially reasonable efforts to obtain all necessary consents and approvals to the performance of this Agreement and the transactions contemplated hereby, together with any other necessary consents and approvals. The Partnership and/or Seller shall make all filings, applications, statements and reports to all Governmental Authorities which are required to be made prior to the Closing Date by or on behalf of either or both of them or any of their respective Affiliates pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby.

     4.4 Preservation of Ownership of Property. Seller shall not sell, assign or create any right, title or interest whatsoever in or to the Property or create any lien, Encumbrance thereon. The foregoing shall not limit or impair Seller's right or ability to enter into leases and service contracts provided the same are cancelable by Purchaser upon not more than thirty
(30) days notice to the contracting party in the ordinary course of operating the Property.

     4.5 Maintenance of Insurance. The Seller shall continue to carry its existing insurance, and shall not allow any material breach of such insurance policies or agreements to occur or exist.

     4.6 No Default; Affiliated Transactions. Seller shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any Contract to which Seller or the Property are subject, the breach of which would have an adverse effect on the financial condition, operation or prospects of the Property.

     4.7 Compliance with Laws. The Seller shall duly comply with all material laws, statutes, regulations, rules and orders applicable to the business or operation of the Property (including, without limitation, all Environmental Laws) or as may be required for the valid and effective conveyance of the Property to Purchaser.

     4.8  Operation of the Property.  From and after the date hereof:

          (a) The Seller shall operate and maintain the Property through Closing in substantially the same manner as heretofore operated and maintained, reasonable and ordinary wear and tear excepted.

          (b) All permits, licenses and occupancy certificates, including, but not limited to, all building and use permits and a certificate of occupancy, which have been obtained on all operations to date and are currently in effect shall be maintained through Closing, to the extent required by applicable legal requirements.

          (c) Seller shall not transfer or remove or allow to be transferred or removed any Personal Property either (i) owned by Seller or EDC or (ii) or any fixtures from the Real Property subsequent to the date hereof, except for purposes of replacement thereof, in which case such replacements shall be promptly installed prior to Closing and shall be comparable in quantity and quality to the item(s) being replaced. All Personal Property owned by Seller and all fixtures, including all HVAC equipment, part of the Real Property on the date hereof, will be on the Closing Date part of the Real Property and in substantially the same condition as currently existing, reasonable and ordinary wear and tear excepted.

          (d) The Seller shall satisfy prior to Closing, any and all claims for mechanics' or materialmen's liens or other claims or charges against the Property or any part thereof on or prior to Closing; and

          (e) The Seller shall not mortgage or pledge any of the Property or create any encumbrance thereupon other than Encumbrances; admit liability, guilt or culpability in connection with the settlement or compromise of any action, suit or proceeding against or involving the Property; or take any action likely to materially decrease or diminish the value of the Property. Nothing herein contained shall limit the ability of Seller to operate the Property in the ordinary course of business consistent with past practices.

     4.9  Title Insurance and Surveys.

          (a) At or prior to Closing, Seller shall cause to be delivered to Purchaser, a survey of the Real Property, prepared by a Colorado registered land surveyor, and meeting the "Minimum Standard Detail Requirements" for ALTA/ACSM Land Title Surveys as adopted by the American Land Title Association/American Society and American Congress on Surveying and
Mapping in 1997, including Items 1, 2, 3, 4, 6, 7(a), 7(c), 8, 9, 10, 11, 13,
14 (if applicable), 15 (if applicable), and 17 of Table A thereof, with the certificate of such surveyor dated not earlier than the date hereof and running in favor of Purchaser, Seller and Title Company in the form attached hereto as Exhibit B.

          (b) At or prior to the Closing, Seller shall cause to be delivered to Purchaser, a commitment for a title insurance policy for the Real Property (the "Commitment"). If the Commitment discloses exceptions to title other than Permitted Exceptions ("Unpermitted Exceptions"), Seller shall have until Closing to cure the Unpermitted Exceptions identified by Purchaser either (i) by causing the removal of the Unpermitted Exceptions or (ii) by the procurement of title insurance endorsements in form and substance satisfactory to Purchaser and Title Company providing coverage against loss or damage as a result of such Unpermitted Exceptions. If Seller does not cure the Unpermitted Exceptions prior to Closing, Purchaser may, at its sole election, terminate this Agreement upon written notice to Seller prior to Closing. If Purchaser does not so elect, Purchaser shall be deemed to have agreed to take title to the Real Property as it then is, with the right to deduct from the Purchase Price the amount necessary to remove any and all Unpermitted Exceptions of a definite and ascertainable character which may be removed solely by the payment of money.

     4.10 Environmental Testing. The Seller shall give Purchaser and any independent environmental consultant engaged by Purchaser full access during normal business hours, in order to conduct a Phase I environmental assessment of the Real Property. In the event that Purchaser or its environmental consultants determine prior to the Closing Date that potential material liabilities exist under any Environmental Law which have not been specifically disclosed in writing by Seller prior to the date hereof, Purchaser shall be entitled, in its sole discretion, to (i) terminate this Agreement in accordance with Article IX hereof, or, (ii) proceed with the transactions contemplated hereby. In the event Purchaser proceeds with the transactions contemplated hereby, Seller shall indemnify Purchaser and its Affiliates from and against any and all Losses (including costs of remediation) related to, caused by or arising from such violation of Environmental Law.

                            ARTICLE V

                      COVENANTS OF PURCHASER

     The Purchaser agrees that from the date hereof to the Closing Date:

     5.1 Consents and Approvals. The Purchaser shall use all commercially reasonable efforts to obtain all necessary consents and approvals to the performance of its obligations under this Agreement and the transactions contemplated hereby.

     5.2  Confidentiality.  Except as required by any Governmental
Agency, all information supplied to Purchaser pursuant to Section 4.2 shall be maintained in strict confidence by Purchaser, and in the event that this Agreement is terminated, Purchaser shall make no further use of such information whatsoever and shall return such information to the Partnership promptly after such termination.


                            ARTICLE VI

               CONDITIONS PRECEDENT TO OBLIGATIONS
                           OF PURCHASER

     The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Closing Date:

     6.1 Ownership of Real Property. The Purchaser shall have obtained, an owner's policy (1970 ALTA Form B) of title insurance (the "Owner's
Title Policy") at Closing, or the Title Company's irrevocable commitment to issue the same, insuring the Partnership as the owner of the Real Property in the full amount of the Purchase Price, subject only to the standard exclusions from coverage contained in such policy and the Permitted
Exceptions with full extended coverage over all general exceptions and shall contain a non-imputation endorsement and such other endorsements as are requested by Purchaser or are required to clear Unpermitted Liens. Seller shall, at its sole cost and expense, cause all existing Liens and indebtedness secured by the Property to be released, including the payment of any prepayment premium.

     6.2  Destruction or Condemnation of Real Property.  Prior to the
Closing, Seller shall give prompt written notice to Purchaser of any damage or destruction to any of the improvements on the Real Property or the threat or commencement of any condemnation proceedings against any of the Real Property. If, prior to the Closing, any of the improvements on the Real Property are damaged or destroyed such that the cost of repair is reasonably likely not to exceed $10,000, Seller shall promptly cause such repairs to be made prior to the Closing at Seller's expense. If, prior to the Closing, any of the improvements on the Real Property are damaged or destroyed such that the aggregate cost of repair is reasonably likely to exceed $10,000, or a condemnation against any of the Real Property is threatened or commenced, Purchaser may elect by written notice to Seller given within twenty (20) days after the receipt of notice thereof from Seller to either (a) terminate this Agreement or (b) receive from Seller any insurance proceeds or awards or condemnation awards to be paid to Seller in connection with such damage, destruction or condemnation, in which case at the Closing Seller shall make an assignment of such proceeds to Purchaser and Purchaser shall have the right to deduct the amount of any deductible applicable to such damage or destruction under Seller's casualty insurance from the Purchase Price. If Purchaser does not make any election within such 20-day period, Purchaser shall be deemed to have elected to proceed in accordance with the terms of clause (b) above.

     6.3 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Seller contained herein qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and at and as of the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to the materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

     6.4 Compliance with Agreements and Covenants; Certificate. Seller shall, in all material respects, have performed all of its obligations and agreements and complied with all of the covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing Date; and Seller shall have delivered to Purchaser a certificate dated as of the Closing Date, signed by Seller certifying as to compliance with
Section 6.3 and this Section 6.4.

     6.5 Other Agreements. All of the other agreements, certificates and instruments to be delivered to Purchaser at the Closing pursuant to
Article VIII shall have been delivered to Purchaser.

     6.6 Asset Purchase Agreement. The transactions contemplated by the Asset Purchase Agreement shall be completed and closed to the satisfaction of the parties thereto.

     6.7 Actions or Proceedings. No action or proceeding by any Governmental Agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and which would, in the reasonable judgment of Purchaser, make it inadvisable to consummate such transaction and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

     6.8 Due Diligence Review. Purchaser's due diligence investigation of the Property shall not have revealed any event or condition not known to Purchaser on the date hereof which has, or would be reasonably likely to have a Material Adverse Effect.

                           ARTICLE VII

          CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement are, at the option of Seller, subject to the satisfaction of the following conditions precedent on or before the Closing Date:

     7.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and at and as of the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to the materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

     7.2  Compliance with Agreements and Covenants; Certificate.  The
Purchaser shall, in all material respects, have performed all obligations and agreements and complied with all covenants contained in this Agreement, to be performed and complied with by it on or prior to the Closing Date; and Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date, of a Vice President of Purchaser, certifying as to its compliance with
Section 7.1 and this Section 7.2.

     7.3 Other Agreements. All of the other agreements, certificates and instruments to be delivered to Seller at the Closing pursuant to Article VIII shall have been delivered to Seller.

     7.4 Asset Purchase Agreement. The transactions contemplated by the Asset Purchase Agreement shall be completed and closed to the satisfaction of the parties thereto.

     7.5 Actions or Proceedings. No action or proceeding by any governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and which would, in the reasonable judgment of Seller, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.


                           ARTICLE VIII

                             CLOSING

     8.1 Closing. The Closing shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, at
10:00 A.M. Chicago time on July 1, 1999, or on such later date to which the parties hereto shall agree.

     8.2 Seller's Deliveries in Escrow. At or prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

          (a) Deed. A general warranty deed (warranting title against any party) in form provided for under the law of the state where the Property is located, or otherwise in conformity with the custom in such jurisdiction and mutually satisfactory to the parties, executed and acknowledged by Seller, conveying to Purchaser good, indefeasible and marketable fee simple title to the Real Property, subject only to the Permitted Exceptions (the "Deed");

          (b) Bill of Sale and Assignment of Lease and Contracts. A Bill of Sale and Assignment of Lease and Contracts in the form of Exhibit C attached hereto (the "Assignment"), executed and acknowledged by Seller, vesting in Purchaser good title to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

          (c) Certificate. A certificate from Seller that each of the representations and warranties contained in Article II hereof is true and correct as set forth herein as of the Closing Date. Such certificate shall contain an updated list of Contracts, each of which Seller shall certify to be true and correct as of Closing;

          (d) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of Real Property;

          (e) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller. If Seller fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Purchaser may proceed in accordance with the withholding provisions in such Act;

          (f) Lien Waiver. If applicable under local law, evidence reasonably satisfactory to Purchaser that no person has a right now or in the future to file any liens against the Real Property for brokerage commissions or fees in connection with the Lease or the transactions set forth herein;

          (g) CCRs. If the Real Property is subject to a declaration of covenants, conditions and restrictions or similar instrument ("CCRs") governing or affecting the use, operation, maintenance, management or improvement of the Real Property, (i) estoppel certificates, in form and substance satisfactory to Purchaser, from the declarant, association, committee, agent and/or other person or entity having governing or approval rights under the CCRs, and (ii) a recordable assignment, in form and substance satisfactory to Purchaser, assigning any and all developer, declarant or other related rights or interests of Seller (or any Affiliate of Seller) in or under the CCRs, if Seller (or such Affiliate) holds such rights or interests;

          (h) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing on behalf of Seller reasonably satisfactory to the Escrow Agent and the Title Company;

          (i) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Seller hereunder or as may be required by the Title Company in connection with the Owner's Title Policy.

     8.3 Purchaser's Deliveries in Escrow. At or prior to the Closing (except as otherwise permitted below), Purchaser shall deliver in escrow to the Escrow Agent the following:

          (a) Purchase Price. On the Closing Date, the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent's escrow account;

          (b) Bill of Sale and Assignment of Lease and Contracts. The Assignment, executed by Purchaser;

          (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and

          (d) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder.

     8.4 Closing Statements/Escrow and Title Fees. Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent. The Escrow Agent's escrow fee, closing charges, cost of the Owner's Title Policy (including endorsements) and any cancellation fee shall be divided equally between and paid by Seller and Purchaser. Purchaser shall pay the cost of all extended coverage premiums and the cost of Endorsements, except documents necessary to close or are an Unpermitted Exception. If Seller and Purchaser cannot agree on the closing statement to be deposited as aforesaid because of a dispute over the prorations and adjustments set forth therein, the Closing nevertheless shall occur, and the amount in dispute shall be withheld from the Purchase Price and placed in an escrow with the Title Company, to be paid out upon the joint direction of the parties or pursuant to court order upon resolution or other final determination of the dispute.

     8.5 Sales, Transfer, and Documentary Taxes. The parties shall share equally the cost and expense of all sales, gross receipts, compensating, stamp, excise, documentary, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable state or local law.

     8.6 Possession. At the time of Closing, Seller shall deliver to Purchaser possession of the Property, subject only to the Permitted Exceptions.

     8.7  Delivery of Books and Records.  Immediately after the Closing,
Seller shall deliver the following to Purchaser: the original Lease and copies of any service contracts; copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all permits and warranties; all advertising materials, booklets, keys and other items, if any, used in the operation of the Property; if in Seller's possession or control, the original "as-built" plans and specification; and all other available plans and specifications and all operation manuals. Seller shall cooperate with Purchaser after Closing to transfer to Purchaser any such information stored electronically.

     8.8 Prorations. At or prior to the Closing, Seller shall provide to Purchaser such information and verification reasonably necessary to support the prorations and adjustments under this Section 8.8. The items in subparagraphs (a) through (d) of this Section 8.8 shall be prorated between Seller and Purchaser, based on the actual number of days in the applicable period, as of the close of the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Purchaser:

          (a) Taxes and Assessments. Purchaser shall receive a credit for any accrued but unpaid real estate taxes and assessments (including, without limitation, any assessments imposed by private covenant) applicable to any period before the Closing Date, even if such taxes and assessments are not yet due and payable. If the amount of any such taxes have not been determined as of Closing, such credit shall be based on 110 percent of the most recent ascertainable taxes; provided, however, that if the Property has not been assessed on a completed basis but will be for the current year or other applicable period, the parties shall estimate such proration based upon an assessed value equal to the Purchase Price. Such taxes shall be reprorated upon issuance of the final tax bill. Purchaser shall receive a credit for any special assessments which are levied or charged against the Property, whether or not then due and payable. Any attorneys fees incurred by either Seller or Purchaser in connection with the reduction of real estate taxes benefitting each of Seller's and Purchaser's period of ownership, respectively, also shall be prorated as of the Closing Date.

          (b) Collected Rent. Purchaser shall receive a credit for any rent and other income (and any applicable state or local tax on rent) under the Lease collected by Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income shall not be prorated at Closing.

          (c) Contracts. Seller or Purchaser, as the case may be, shall receive a credit for regular charges under Contracts assumed by Purchaser pursuant to this Agreement paid and applicable to Purchaser's period of ownership or payable and applicable to Seller's period of ownership, respectively.

          (d) Utilities. The Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days before the Closing Date; and such adjustment shall be reprorated when the next utility bills are received.

                            ARTICLE IX

                           TERMINATION

     9.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

          (a)  With the mutual consent of Seller and Purchaser;

          (b)  By Purchaser, if any of the conditions provided in
Article VI shall not have been satisfied on or prior to the date specified for fulfillment thereof, and Purchaser shall not have waived such failure of satisfaction;

          (c) By Seller, if any of the conditions provided in Article VII shall not have been satisfied on or prior to the date specified for fulfillment thereof, and Seller shall not have waived such failure of satisfaction;

          (d) By Seller or Purchaser, if the Closing shall not have taken place on or before July 31, 1999, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement (or an Affiliate of such party) to perform any of its obligations under this Agreement required to be performed by it at on prior to the Closing pursuant to the terms hereof; and

          (e) By Purchaser pursuant to Section 4.9 or Section 4.10 hereof.

     In the event of any termination pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)), written notice setting forth the reasons thereof shall forthwith be given by Purchaser, if Purchaser is the terminating party, to Seller, or by Seller, if Seller are the terminating party, to Purchaser.


                            ARTICLE X

              SURVIVAL AND REMEDY:  INDEMNIFICATION

     10.1 Survival. The representations and warranties of the parties hereto contained herein, shall survive the Closing for a period of two (2) years; except that (i) representations and warranties with respect to environmental matters (Section 2.13) shall survive for a period of three (3) years and (ii) representations and warranties with respect to title matters (Sections 2.1 and 2.5), and authorization matters (Section 2.2 and 3.2) shall survive indefinitely.

     10.2 Indemnification by Seller. Seller agrees, to indemnify Purchaser and its Affiliates and respective officers, directors, employees, agents and representatives (the "Purchaser Indemnified Parties") against, and agrees to hold it and them harmless from, any and all Losses incurred or suffered by them (or any combination thereof) arising out of any of the following: (a) any breach of or any inaccuracy in any representation or warranty made by Seller pursuant to this Agreement, and any breach of or failure by Seller to perform any covenant or obligation of Seller set out in this Agreement; or (b) the ownership of the Property and the business conducted thereon on or prior to the Closing Date.

     10.3 Indemnification by Purchaser. The Purchaser agrees to indemnify Seller and its partners and their respective agents and representatives (the "Seller Indemnified Parties") against, and agrees to hold them harmless from, any and all Losses incurred or suffered by any of them
(or any combination thereof) arising out of any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to this Agreement, and any breach of or failure by Purchaser to perform any covenant or obligation of the Purchaser set out in this Agreement.

     10.4 Claims.  The provisions of this Section shall be subject to Section
10.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement (or in the case of a Purchaser Indemnified Party, a claim for which such Purchaser Indemnified Party would be indemnified if not for the $5,000 threshold set forth in Section
10.8 ) the party claiming indemnification from the other party (the "Indemnified Person") shall promptly give notice to the party from whom indemnification is requested (the "Indemnifying Person") of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article X, except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within thirty (30) calendar days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 10.2 or 10.3), and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation, but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference.

     10.5 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article X, except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense (a) participate in the defense of any claim, suit, action or proceeding, and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section 10.2 or 10.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and
(ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the obligation), provided such participation does not, in the reasonable determination of the Indemnifying Person, unreasonably interfere with the defense by the Indemnifying Person, to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     10.6 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 10.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person shall give the Indemnifying Person at least fifteen (15) calendar days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

     10.7 Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

     10.8 Limits of Obligation of Seller to Indemnify. Notwithstanding any or all of the foregoing provisions of this Article X, except for Losses incurred or suffered by Purchaser Indemnified Parties relating to or arising out of or in connection with (i) any breach of or any inaccuracy in the representations or warranties made by Seller with respect to authorization matters (Sections 2.2 and 3.2) and title matters (Section 2.1 and 2.5), (ii) any breach of or failure by Seller to perform any covenant or obligation of such parties set out or contemplated in this Agreement, or the Asset Purchase Agreement and (iii) any undisclosed or unrecorded liability of the Partnership existing on the Closing Date, Seller shall not have any liability under this Article X to any Purchaser Indemnified Party unless and until the aggregate amount of all claims for Losses exceeds $5,000, after which Purchaser Indemnified Parties shall only be entitled to recover for Losses in excess thereof. With respect to clauses (i), (ii) and (iii) hereof, Seller shall have liability under this Article X to the Purchaser Indemnified
Parties for all such Losses, regardless of the amount, and the Purchaser Indemnified Parties shall be entitled to recover all such Losses, regardless of the amount.

     10.9 Payment of Indemnification Claims. The payment of any indemnification claims by the Indemnifying Person hereunder shall be by wire transfer of immediately available funds to an account or accounts designated by the Indemnified Person.


                            ARTICLE XI

                          MISCELLANEOUS

     11.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by mutual written agreement of the parties.

     11.2 Knowledge. When used in this Agreement, the phrase "to the knowledge of Seller" and similar words and phrases shall mean the actual, direct and personal knowledge of the general partner, the officers and the limited partners of Seller, in each case, after due inquiry of the appropriate Seller partner, officer, manager or employee with knowledge of the subject matter in question.

     11.3 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using all commercially reasonable efforts to remove any legal impediment to the consummation or effectiveness of such transactions and to obtain any consents and approvals required under this Agreement.

     11.4 Third Party Claims. From and after the Closing, the parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing
Date; provided, however, that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses (other than attorneys' fees and disbursements) of furnishing such cooperation.

     11.5 Waiver of Compliance. Any failure of Purchaser, on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived, in writing, and in no other manner. Such waiver or a failure to insist upon strict compliance with any such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     11.6 Expenses. Except as otherwise provided herein, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby.

     11.7 Interest. Except as otherwise specifically provided herein, all sums payable pursuant to this Agreement that are not paid when due shall bear interest Prime Rate, which interest shall accrue from the date such sums are due until paid.

     11.8 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of confirmed transmission if sent by telex, facsimile or other wire transmission, or (c) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, at or to the following addresses:

               If to Seller:

               Niagara Limited Partnership
               21 Cross Street
               New Canann, Connecticut 06840-4822
               Attention: Alfred G. Aysseh
               Facsimile: (203) 972-3999

               with a copy to:

               Icenogle, Norton & Seter
               5690 DTC Boulevard, Suite 300
               Greenwood Village, Colorado 80111
               Attention: Charles E. Norton
               Facsimile: (303) 773-1883

               If to Purchaser:

               DeVry Inc.
               One Tower Lane
               Oakbrook Terrace, Illinois 60181
               Attention: Marilynn J. Cason
               Facsimile: (630) 574-1693

               with a copy to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois 60603
               Attention: John R. Sagan
               Facsimile: (312) 701-7711

or, in each case, to such other address as any party shall designate in writing, delivered to the other parties in the manner provided in this section.

     11.9 Public Statements. Prior to the Closing Date, except as required by law, no public announcement or other publicity regarding the transactions referred to herein shall be made by Purchaser, on the one hand, or Seller, on the other hand, or any of their respective Affiliates, officers, directors, employees, members, managers, representatives or agents, without the express prior agreement of Purchaser, on the one hand, and Seller, on the other hand, as the case may be, as to content, form, timing and manner of distribution or publication.

     11.10 Confidentiality. Except for use of such information and documents in connection with the proposed transactions or as otherwise required by Law or regulations, each party to this Agreement agrees to keep, and to cause its Affiliates to keep, confidential any information obtained by it from the other parties in connection with its investigations or otherwise in connection with these transactions and, if such transactions are not consummated, to return to the other parties any documents and copies thereof received or obtained by it in connection with the proposed transactions.

     11.11 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without prior written consent of the other parties, except that Purchaser may assign its rights hereunder without such consent to any Affiliate of Purchaser.

     11.12 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Colorado, without giving effect to the principles of conflicts of laws thereof.

     11.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.14 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     11.15 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

     11.16 No Third Party Beneficiaries. Except as expressly indicated to the contrary in this Agreement, this Agreement and the Asset Purchase Agreement are solely for the benefit of the parties hereto, and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, cause of action or other right in excess of those existing without reference to this Agreement.

     11.17 Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

     11.18 Payments in Dollars. Except as otherwise provided herein, all payments pursuant hereto shall be made in Dollars in same day or immediately available funds, without any set off, deduction or counterclaim whatsoever.

     11.19 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise principles of conflicts of law thereof.

     11.20 Jurisdiction of Disputes. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement or any matters described or contemplated herein or therein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the City of Chicago, Illinois, or the City of Denver, Colorado (in either case, whether a state or federal court); (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section 11.2 shall be deemed to prevent any party from seeking to remove any action to a federal court in Chicago, Illinois or Denver, Colorado; (c) agree to waive to the fullest extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) agree to service of process in any legal proceeding by mailing copies thereof to such party at its address set forth in Section 11.8 for communications to such party; (e) agree that any service made as provided herein shall be effective and binding service in every respect; and (f) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO WAIVES THE RIGHT TO
A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR
RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT
OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR
THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION
NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

     11.21 Colorado Disclosure. Seller hereby makes the following specific disclosure to Purchaser.

SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL
OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES
PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE
PROPERTY WITHIN SUCH DISTRICTS.  PROPERTY OWNERS IN
SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED
MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE
SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE
RESULTING IN THE INABILITY OF SUCH A DISTRICT TO
DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN
INCREASE IN MILL LEVIES.  PURCHASERS SHOULD INVESTIGATE
THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED
GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS,
EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH
INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN
SUCH MILL LEVIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed and delivered on the date first above written.


                         THE PURCHASER

                              DeVRY INC.

                              By:       /s/Dennis J. Keller
                              Name:     Dennis J. Keller
                              Title:    Chairman and Chief Executive
Officer


                         THE SELLER

                              NIAGARA LIMITED PARTNERSHIP

                              By:       /s/Alfred G. Aysseh
                              Name:     Alfred G. Aysseh
                              Title:    General Partner

                         PURCHASE AGREEMENT

                             EXHIBITS


A-Legal Descriptions of Real Property

B- Survey Certification

C- Bill of Sale and Assignment of Lease and Contracts

                            EXHIBIT A

                LEGAL DESCRIPTION OF REAL PROPERTY


PARCEL A

The North 200 feet of the North 1/2 of the West 1/2 of the Southwest 1/4 of the Southeast 1/4 of Section 17, Township 4 South, Range 67 West of the
6th P.M., Except the West 269 Feet thereof and Except the East 30 feet thereof, City and County of Denver, State of Colorado.

AND

PARCEL B

A parcel of land located in the S 1/2 of the NW 1/4 of the SE 1/4 of
Section 17, Township 4 South, Range 67 West of the 6th P.M., City and
County of Denver, State of Colorado, more particularly described as follows:
Beginning at the SW corner of the NW 1/4 of the SE 1/4 of Section 17;
thence N 89 55'00"E along the said South line, 690.00 feet to a point, said point being the True Point of Beginning; thence N 00 05'00 W, 100.00 feet to a point; thence N 89 55'00"E on a course parallel to said South line,
100.00 feet to a point; thence S 00 05'00" E, 100.00 feet to a point, said point being on said South line and also being 530.00 feet West of the SE corner of said NW 1/4 of the SE 1/4 of Section 17; thence S 89 55'00" W along said South line, 100.00 feet to the True Point of Beginning.

                            EXHIBIT B

                          CERTIFICATION


To: __________________ and ___________ Title Insurance Company:

This is to certify that this map or plat and the survey on which it is based were made on the date shown below of the premises described in ___________ Title Insurance Company Title Commitment No. ______ dated ______ and in accordance with "Minimum Standard Detail
Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA, ACSM and NSPS in 1997, as defined therein and includes Items 1, 2, 3, 4, 6, 7(a), 7(c), 8, 9, 10, 11, 13, 14, 15 and 16 of
Table A thereof, indicates all access easements and off-site easements appurtenant, and meets the accuracy requirements of an Urban Survey, as defined therein.

The property lies within Flood Zone _____, as designated by current Federal Emergency Management Agency Maps which make up a part of the National Flood Insurance Administration Report; Community No. ___,
Panel No. ___ dated ____________.

The subject property has ingress and egress to and from ___________________ which is a paved, public right-of-way.

[Surveyor's Name]



By ________________

Date                                                      ________________

Registered Land Surveyor No. __________

Date of Survey: ____________________________
Date of Last Revision:   ________________

                                EXHIBIT C


        BILL OF SALE AND ASSIGNMENT OF LEASE AND CONTRACTS


   This instrument is executed and delivered as of the ____ day of _________, 199___ pursuant to that certain Agreement of Purchase and Sale ("Agreement") dated __________, 199____, by and between ____________, a ___________________ ("Seller"), and
_______________, a ___________ ("Purchaser"), covering the real property described in Exhibit A attached hereto ("Real Property"), improved with a ________-story office building (the "Building") commonly known as the "__________ Building."

     1. Sale of Personalty. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Purchaser the following:

     (a) Personal Property. All Seller's right, title and interest in and to all tangible personal property now used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, including without limitation: equipment; machinery; furniture; art work; furnishings; office equipment and supplies; whether stored on or offsite, all tools, supplies, and construction and finish materials not incorporated in the Improvements and held for repairs and replacements; and any and all deposits, bonds or other security deposited or delivered by Seller with or to any and all governmental bodies, utility companies or other third parties in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property.

     (b) Intangible Property. All Seller's right, title and interest in and to all intangible personal property now used in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property including without limitation: all trade names and trade marks associated with the Real Property including without limitation the name of the Building; the plans and specifications for the improvements located on the Real Property; warranties; indemnities; claims against third parties; claims against tenant for tenant improvement reimbursements; applications; permits, approvals and licenses; insurance proceeds and condemnation awards or claims thereto to the extent provided in the Agreement; and all books and records relating to the Property.

     2. Assignment of Lease and Service Contracts. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts the following as of the Closing Date (as defined in the Agreement):

     (a) Lease. All of the landlord's right, title and interest in and to the Lease and any and all guaranties and security received by the landlord in connection therewith ("Lease"), Purchaser hereby assumes all of the landlord's obligations under the Leases arising from and after the Closing
Date but, as to the landlord's obligations with regard to security deposits and other deposits, only to the extent the security deposits and other deposits have been transferred or credited to Purchaser, and, as to landlord's obligations to construct tenant improvements and incur other tenant procurement costs, only to the extent such obligations are expressly provided in the Agreement to be Purchaser's obligations; and

     (b) Service Contracts. The service contracts described in Exhibit B attached hereto (the "Service Contracts"), and, subject to the terms and conditions of the Agreement, Purchaser hereby assumes the obligations of Seller under such service contracts arising from and after the Closing Date.

     3. Warranty. Seller hereby represents and warrants to Purchaser that it is the owner of the property described above, that such property is free and clear of all liens, charges and encumbrances other than the Permitted Exceptions (as defined in the Agreement), and Seller warrants and defends title to the above-described property unto Purchaser, its successors and assigns, against any person or entity claiming, or to claim, the same or any part thereof by, through or under Seller, subject only to the Permitted Exceptions as defined in the Agreement.

     4. Indemnification. Seller shall defend, indemnify and hold harmless Purchaser from and against any liability, damages, causes of action, expenses, and attorneys' fees incurred by Purchaser by reason of the failure of Seller to fulfill, perform, discharge and observe its obligations with respect to the Lease or the Service Contracts other than those obligations assumed by Purchaser hereunder. Purchaser shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys' fees incurred by Seller by reason of the failure of Purchaser to fulfill, perform, discharge, and observe the obligations assumed by it under this instrument with respect to the Leases and the Service Contracts.

     5. Successors and Assigns. This instrument is binding upon, and shall inure to the benefit of Seller and Purchaser and their respective heirs, legal representatives, successors and assigns.

     IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment of Lease and Contracts to be executed as of the date written above.

                                  SELLER:




                             By:
                             Name:
                             Title:


                             PURCHASER:




                             By:
                             Name:
                             Title: